EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for Fourth Quarter and Fiscal Year 2008

(November 26, 2008) - DULUTH, Georgia - Wegener Corporation, (Nasdaq:  WGNR) a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the fourth quarter and fiscal year ended August 29, 2008.

Revenues for the fourth quarter of fiscal 2008 were $5.4 million compared to $5.7 million for the same period in fiscal 2007.  Revenues for all of fiscal 2008 were $21.5 million compared to $21.5 million for the same period in fiscal 2007. Net earnings for the three months ended August 29, 2008, were $873,000 or $0.07 per share compared to net earnings of $142,000 or $0.01 per share for the three months ended August 31, 2007.  Net earnings for the year ended August 29, 2008, were $383,000 or $0.03 per share compared to a net loss of $(753,000) or $(0.06) per share for fiscal 2007.  Net earnings for the fourth quarter and for fiscal 2008 included a gain on sale of patents of $894,000.

Wegener Corporation, in compliance with NASDAQ Marketplace Rule 4350(b)(1)(B), also announced that the audit report included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 29, 2008 expresses an unqualified audit opinion from its independent registered public accounting firm, BDO Seidman, LLP, but contains an explanatory paragraph relating to the Company’s ability to continue as a going concern. The Company discusses this matter further in its Form 10-K, which will be filed later today.

Wegener Corporation’s eighteen-month backlog was $8.5 million at August 29, 2008, compared to $10.2 million at August 31, 2007. The total multi-year backlog at August 29, 2008, was approximately $13.3 million compared to $17.1 million at August 31, 2007. Bookings for the fourth quarter of fiscal 2008 were $5.0 million compared to $7.4 million for the same period in fiscal 2007. Bookings for fiscal 2008 were $16.4 million compared to $17.9 million for fiscal 2007.

“We are reporting a profitable fourth quarter and fiscal 2008 despite these difficult economic times,” stated Robert Placek, Chairman and CEO of Wegener Corporation. “However, with the continuing slowdown of the economy and with low bookings and revenues in the first quarter of fiscal 2009, we anticipate an operating loss for the first quarter but expect improved revenues and operating results in the second quarter. To bridge this challenging period, we are in discussions with potential sources to obtain additional working capital required during the second quarter of fiscal 2009. In addition, the previously announced re-sizing of the Company was accomplished primarily during the fourth quarter of fiscal 2008 with little impact on the Company’s capacity, as was predicted.”

He continued, “WEGENER continues to focus on strategies for bandwidth savings for our customers. During the fourth quarter, we released the updated Unity® 4600 satellite receiver with DVB-S2 demodulation support. The new feature is specifically designed to increase efficiency and flexibility within any satellite-enabled media network. Upon its release, we received orders from both radio and video-centric customers.”

“The fourth quarter saw strengthened partnerships with two of our key customers: Dial Global (formerly Jones Media America) and the Nielsen Company,” stated Ned L. Mountain, President and COO of WEGENER. “Following the acquisition of Jones Media in June of this year, Dial Global purchased our iPump® media servers to upgrade and expand the WEGENER file-based broadcasting platform that Jones Media had established. This multi-year project will ultimately expand Dial Global’s file-based distribution of programming, advertising and related services to 6,000 radio affiliates.”

WEGENER expanded its relationship with the Nielsen® Company through the recent launch of the SpoTTrac® Digital encoder. The SpoTTrac® Digital encoder supports Nielsen’s tracking services for high definition (HD) advertising.

Wegener Corporation will host a conference call to discuss its financial results at 4:30 PM Eastern Standard Time on Wednesday, November 26, 2008. To join the conference call, dial 1-866-825-1692 or 1-617-213-8059 and enter participant code 70684181. Wegener Corporation intends to discuss financial and other operational information on this conference call. In addition, this call is being webcast by Thomson/CCBN and can be accessed from the Company’s website at www.wegener.com. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER® (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. Compel®, WEGENER's patented network control system, provides networks with unparalleled ability to regionalize programming and commercials. Compel® network control capability is integrated into WEGENER® digital satellite receivers. WEGENER® can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

WEGENER, COMPEL, COMPEL CONTROL, iPUMP, MEDIAPLAN, UNITY, ASSURED FILE DELIVERY, PANDA, PROSWITCH, VIDATA, the stylized W-design logo (for WEGENER®), the stylized C-design logo (for Compel®) and the stylized PANDA design logo are all registered trademarks of WEGENER®. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby.  Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding  future sales, income and cash flows.  Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to:  customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2009 and beyond, and success of the Company’s research and development efforts aimed at developing new products.  Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Forward-looking statements speak only as of the date the statement was made.  The Company does not undertake any obligation to update any forward-looking statements.

INVESTOR RELATIONS CONTACT: Troy Woodbury - Investor Relations WEGENER (770) 814-4000 FAX (770) 623-9648 info@wegener.com	PRESS CONTACT: Robin Hoffman Pipeline Communications (973) 746-6970 e-mail: robinh@pipecomm.com

WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	August 29,	August 31,
	2008	2007

Assets

Current assets
Cash	$8	$7
Accounts receivable, net	2,963	5,172
Inventories, net	6,295	3,380
Other	212	195

Total current assets	9,478	8,754

Property and equipment, net	1,709	1,778
Capitalized software costs, net	1,218	1,242
Other assets	454	684
Land held for sale	354	354

Total assets	$13,213	$12,812

Liabilities and Shareholders' Equity

Current liabilities
Bank line of credit	$1,883	$2,016
Accounts payable	1,971	1,145
Accrued expenses	1,872	2,609
Deferred revenue	772	774
Customer deposits	1,928	1,871

Total current liabilities	8,426	8,415

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares
authorized; 12,647,051 and 12,647,051 shares
respectively, issued and outstanding	127	127
Additional paid-in capital	20,006	19,999
Deficit	(15,346)	(15,729)

Total shareholders’ equity	4,787	4,397

Total liabilities and shareholders' equity	$13,213	$12,812

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)

	Three Months Ended		Twelve Months Ended
	Unaudited

	August 29,	August 31,	August 29,	August 31,
	2008	2007	2008	2007

Revenues, net	$5,409	$5,745	$21,494	$21,546

Operating income (loss) (a)	918	201	540	(613)

Net earnings (loss) (a)	$873	$142	$383	$(753)

Net earnings (loss) per share
Basic	$0.07	$0.01	$0.03	$(0.06)
Diluted	$0.07	$0.01	$0.03	$(0.06)

Shares used in per share calculation
Basic	12,647	12,647	12,647	12,614
Diluted	12,654	12,687	12,659	12,614

(a) The fourth quarter and the year ended August 29, 2008 include a gain on sale of patents of $894,000.